Exhibit 4.05

DESCRIPTION OF CAPITAL STOCK REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following is a description of the capital stock of Choice Hotels International, Inc.'s ("we," "us" or the “Company”) that is registered under Section 12 of the Securities Exchange Act of 1934, as amended. This description is a summary, is qualified in its entirety by, and should be read in conjunction with, the General Corporation Law of the State of Delaware (the “DGCL”), the complete text of our Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and our Amended and Restated Bylaws, as amended (the “Bylaws”).

Common Stock

Our Certificate of Incorporation authorizes common stock consisting of 160,000,000 shares, par value $0.01 per share. We may issue additional shares of common stock without further stockholder approval, up to the maximum authorized number of shares, except as may be otherwise required by applicable law or stock exchange regulations.

Dividend Rights

Holders of our common stock are entitled to receive, subject to preferences that may be applicable from time to time with respect to any outstanding preferred stock, such dividends as are declared by our board of directors.

Voting Rights

Each holder of common stock is entitled to one vote for each share of common stock held of record on the applicable record date on all matters submitted to a vote of stockholders. Holders of our common stock do not have cumulative voting rights.

Rights upon Liquidation or Dissolution

In the event of liquidation or dissolution, each share of common stock is entitled to share pro rata in any distribution of our assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding preferred stock. Holders of our common stock have no preferential, preemptive, conversion, sinking fund or redemption rights.

Certain Anti-takeover Matters

Our Certificate of Incorporation and our Bylaws contain provisions that may make it more difficult for a potential acquirer to acquire the Company by means of a transaction that is not negotiated with our board of directors. These provisions and the DGCL could delay or prevent entirely a merger or acquisition that the Company’s stockholders consider favorable. These provisions may also discourage acquisition proposals or have the effect of delaying or preventing entirely a change in control, which could harm our stock price. Our board of directors is not aware of any current effort to accumulate shares of our common stock or to otherwise obtain control of our Company and does not currently contemplate adopting or recommending the approval of any other action that might have the effect of delaying, deterring or preventing a change in control of our Company.

Exhibit 4.05

Following is a description of the anti-takeover effects of certain provisions of our Certificate of Incorporation, Bylaws and the DGCL.
No Stockholder Action by Written Consent
The DGCL provides that stockholders of a Delaware corporation can act by written consent instead of by vote at a stockholder meeting, unless the corporation’s certificate of incorporation provides otherwise. Our Certificate of Incorporation provides that stockholders may not act by written consent.
No Cumulative Voting
The DGCL provides that stockholders of a Delaware corporation are not entitled to the right to cumulate votes in the election of directors, unless its certificate of incorporation provides otherwise. Our Certificate of Incorporation does not provide for cumulative voting.
Special Meetings of Stockholders
Our Certificate of Incorporation provides that special meetings of stockholders may only be called by the chairman or vice chairman of the board of directors or the corporate secretary upon the written request of a majority of the board of directors. Our Bylaws provide that to properly bring business before a special meeting of stockholders, the business must be specified in a notice of meeting given by or at the direction of the board of directors or otherwise properly brought before the meeting by or at the direction of the board of directors. However, in the event we call a special meeting of stockholders for the purpose of electing one or more directors, stockholders seeking to nominate candidates for election as directors must provide timely notice of their nominations in writing to our corporate secretary.
Generally, to be timely, a stockholder's notice must be received by the corporate secretary not later than the close of business on the later of (i) the sixtieth day prior to such special meeting or (ii) the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure thereof was made by us, whichever first occurs. Our Bylaws also specify requirements as to the form and content of a stockholder's notice. These provisions may impede stockholders' ability to make nominations for directors at a special meeting of stockholders called for the purpose of electing directors.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
Our Bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to our corporate secretary.
Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the previous year’s annual meeting. However, in the event that the date of the annual meeting is advanced by more than thirty days or delayed by more than sixty days from such anniversary, notice by the stockholder to be timely must be received not earlier than the ninetieth day prior to such annual meeting and not later than the close of business on the later of (i) the sixtieth day prior to such annual meeting or (ii) the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure thereof was made by us, whichever first occurs. Our Bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

Exhibit 4.05

Listing

The common stock is listed on the New York Stock Exchange under the trading symbol “CHH”.